Exhibit 5

December 20, 2019

UBS Commercial Mortgage Securitization Corp.
1285 Avenue of the Americas, 11th Floor
New York, New York 10019

Re:	UBS Commercial Mortgage Trust 2019-C18, Commercial Mortgage Pass-Through Certificates, Series 2019-C18

Ladies and Gentlemen:

We have acted as special counsel to UBS Commercial Mortgage Securitization Corp. (the “Company”) in connection with the proposed sale by the Company and purchase by UBS Securities LLC (“UBS Securities”), Wells Fargo Securities, LLC (“WFS”), SG Americas Securities, LLC (“SGAS”), Cantor Fitzgerald & Co. (“CF&Co.”), Natixis Securities Americas LLC (“Natixis Securities”), Academy Securities, Inc. (“Academy”), Bancroft Capital, LLC (“Bancroft”), Brean Capital, LLC (“Brean”) and Drexel Hamilton, LLC (“Drexel” and, collectively with UBS Securities, WFS, SGAS, CF&Co., Natixis Securities, Academy, Bancroft and Brean, the “Underwriters”) of the UBS Commercial Mortgage Trust 2019-C18, Commercial Mortgage Pass-Through Certificates, Series 2019-C18, Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C (the “Offered Certificates”), pursuant to the terms of the Underwriting Agreement, dated as of December 11, 2019 (the “Agreement”), among the Company, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, UBS Securities, WFS, SGAS, CF&Co., Natixis Securities, Academy, Bancroft, Brean and Drexel. The Offered Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2019 (the “Pooling and Servicing Agreement”), among the Company, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. This letter is being delivered at the request of the Company pursuant to Section 6(f) of the Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Agreement and the Pooling and Servicing Agreement and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

1.                  When the Offered Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by, and sold to, the Underwriters pursuant to the

Agreement, the Offered Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.                  The descriptions of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Company’s Prospectus, dated December 12, 2019 (the “Prospectus”), accurately describe the material federal income tax consequences to holders of the Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form SF-3 (File No. 333-227784) filed with the Commission on October 10, 2018, as amended by a Form SF-3/A filed on October 24, 2018 and by a Form SF-3/A filed on October 31, 2018, as declared effective as of November 5, 2018 (excluding any exhibits thereto, the “Registration Statement”), as it relates to the Offered Certificates, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP